Exhibit 99.1

News Release

Wabtec Reports Record Quarterly Results; 3Q EPS of 93 Cents, Up 22 Percent; Increases Full-Year EPS Guidance

WILMERDING, PA, Oct. 28, 2014 – Wabtec Corporation (NYSE: WAB) today reported record results for the 2014 third quarter, including the following:

•	Third quarter sales were a record $797 million, 26 percent higher than the year-ago quarter, with about half of the growth due to acquisitions. Income from operations was a record $136 million, or 17.1 percent of sales. Earnings per diluted share were a record 93 cents, which was 22 percent higher than the year-ago quarter.

•	Cash flow from operations in the quarter was $93 million, or 12 percent of sales, exceeding net income of $90 million. At Sept. 30, 2014, the company had cash of $213 million and debt of $522 million. During the quarter, the company repurchased 124,600 shares of company stock for $10 million.

•	Total, multi-year backlog increased to a record $2.18 billion, mainly due to new contracts for locomotive overhauls, freight car components and signaling projects; and acquisitions.

Based on Wabtec’s year-to-date results and outlook for the rest of the year, the company increased its 2014 guidance for earnings per diluted share to $3.58-$3.62, with revenues expected to be up about 18 percent for the year.

Albert J. Neupaver, Wabtec’s executive chairman, said: “The company continued to perform well in the quarter and we are optimistic about our future opportunities as we execute our growth strategies and internal improvement initiatives. As always, we expect to benefit from our diverse business model, the power of our Wabtec Performance System, and global investment in transportation and infrastructure.”

Raymond T. Betler, Wabtec’s president and chief executive officer, said: “During the quarter we acquired Dia-Frag, a friction products manufacturer, and C2CE, which provides signal design and engineering services. The companies fit our growth criteria and integration efforts are well underway.”

Wabtec Corporation (www.wabtec.com) is a global provider of value-added, technology-based products and services for rail and other industrial markets.

This release contains forward-looking statements, such as statements regarding the company’s expectations about future earnings. Actual results could differ materially from the results suggested in any forward-looking statement. Factors that could cause or contribute to these material differences include, but are not limited to, an economic slowdown in the markets we serve; a decrease in freight or passenger rail traffic; an increase in manufacturing costs; and other factors contained in the company’s filings with the Securities and Exchange Commission. The company assumes no obligation to update these statements or advise of changes in the assumptions on which they are based.

Wabtec will host a call with analysts and investors at 10 a.m., eastern time, today. To listen, go to www.wabtec.com and click on the “Webcasts” tab in the “Investor Relations” section.

Tim Wesley	Phone: 412.825.1543	Wabtec Corporation
	E-mail: twesley@wabtec.com	1001 Air Brake Avenue
	Website: www.wabtec.com	Wilmerding, PA 15148